Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Provident New York Bancorp, pertaining to the Provident Bank 401(k) and Profit Sharing Plan, of our reports dated December 7, 2007 with respect to the consolidated financial statements of Provident New York Bancorp and the effectiveness of internal control over financial reporting, which reports are incorporated by reference from the Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2007.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey

August 27, 2008